Exhibit 95
Mine Safety Disclosure
The following disclosure is provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.
The table that follows reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to indirect subsidiaries of Liberty Energy Inc. The disclosure is with respect to the three months ended September 30, 2025. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.
Three Months Ended September 30, 2025
(unaudited)
(whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (1)	Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Freedom Proppants—Monahans Mine/4105336	1	—	—	—	—	$151	—	N	N	—	—	—
Freedom Proppants—Kermit Mine/4105321	—	—	—	—	—	$—	—	N	N	—	—	—

(1) Amounts included are the total dollar value of proposed assessments received from MSHA on or before September 30, 2025, regardless of whether the assessment has been challenged or appealed, for citations and orders occurring during the three months ended September 30, 2025. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed. The number of citations, orders, and proposed assessments vary by inspector and vary depending on the size and type of the operation.